Exhibit 99.3
ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Acquisition
On February 1, 2023 (the "Acquisition Date"), Advanced Emissions Solutions, Inc. ("ADES" or the "Company") entered into a Securities Purchase Agreement (the "Purchase Agreement") with Arq Limited, a company incorporated under the laws of Jersey ("Arq Ltd."), pursuant to which ADES acquired all of the direct and indirect equity interests of Arq Ltd’s subsidiaries (the "Acquisition," and hereafter the Arq Ltd. subsidiaries referred to as "Arq") in exchange for consideration (the "Purchase Consideration") consisting of (i) 3,814,864 shares of common stock, par value $0.001 per share, of ADES (the "Common Stock") and (ii) 5,294,462 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of ADES (the "Preferred Shares"). The fair value of the Purchase Consideration was $31.2 million and was represented by the estimated fair value on the Acquisition Date of the Common Stock shares issued, the Preferred Shares issued and contingent consideration for a contingent obligation of ADES to repurchase some of the Preferred Shares ("Contingent Consideration," and as further described in Note 4(l) below) in the amounts of $12.4 million, $18.3 million and $0.5 million, respectively. In connection with the issuance of the Preferred Shares pursuant to the Purchase Agreement, ADES filed the Certificate of Designations of Preferred Stock for the Series A Preferred Stock (the "Certificate of Designations") with the Secretary of State of the State of Delaware.
Series A Preferred Stock
Each Preferred Share will be automatically converted into a share of Common Stock upon approval by the holders of the percentage of Common Stock required to approve such conversion under the applicable rules of The Nasdaq Stock Market without the need for any action on the part of the holders of Preferred Shares (the "Conversion Approval"). Each Preferred Share is deemed to have an original issue price of $4.00 per share (the "Original Issue Amount"). The number of shares of Common Stock issued upon conversion of each Preferred Share shall be equal to the product of (i) the sum of (A) the Original Issue Amount plus (B) an amount equal to the cumulative amount of the accrued and unpaid dividends on such share at such time (regardless of whether or not declared or funds for their payment are lawfully available) divided by (ii) the Original Issue Amount, subject to adjustment as provided in the Certificate of Designations.
Holders of the Preferred Shares are entitled to receive cumulative dividends which will accrue quarterly on the last day of each applicable quarter (whether or not declared or funds for their payment are lawfully available) and will be payable quarterly, in arrears, on the earlier to occur of (a) the date any dividend is paid to holders of Common Stock with respect to such quarter and (ii) 30 days after the end of each quarter (the "Series A Quarterly Dividend") at the rate per Preferred Share equal to the greater of (i) if the Company declares a cash dividend on the Common Stock with respect to such quarter, the amount of the cash dividend that would be received by a holder of Common Stock in which such Preferred Share would be convertible on the record date for such cash dividend and (ii) an annual rate (the "Rate") of 8.0% of the Original Issue Amount per annum compounded quarterly (the "Coupon Dividend") with respect to such quarter. The Rate will increase by 2.0% on the first day of the first quarter ending on or after the 635th day following the closing date of the first issuance of the Preferred Shares and on each subsequent anniversary of such date.
The Series A Quarterly Dividend is payable in cash or in additional Preferred Shares (the "Series A PIK Shares"), at the option of the Company. The number of Series A PIK Shares to be issued shall be determined by dividing (i) the Series A Quarterly Dividend payable with respect to all Preferred Shares held by a holder thereof by (ii) the aggregate Original Issue Amount of all Preferred Shares held by a holder thereof, and each fractional Series A PIK Share will be rounded to the nearest whole Series A PIK Share (with 0.5 of a share being rounded down to 0.0).
In the event of the Company’s liquidation, dissolution or winding up, after payment or provision for payment of the Company’s debt and other liabilities, a holder of Preferred Shares will receive a liquidating distribution equal to the amount of the cumulative accrued but unpaid dividends on each Preferred Share held by such holder. After the payment to the holders of Preferred Shares of such liquidation preference, the holders of outstanding Preferred Shares will participate pari passu with the holders of Common Stock on an as-converted basis in any remaining distributions out of the Company’s assets available for distribution to stockholders.

If the Conversion Approval has not been obtained by February 1, 2028, each outstanding Preferred Share will be redeemed by the Company for cash, at a redemption price equal to the sum of (i) the product of (x) 140% and (y) the Original Issue Amount, plus (ii) an amount equal to the cumulative amount of accrued and unpaid dividends on such Preferred Share.
Subscription Agreements
On February 1, 2023, the Company entered into Subscription Agreements (the "Subscription Agreements") with certain persons (the "Subscribers"), which included existing shareholders of Arq Ltd., pursuant to which the Subscribers subscribed for and purchased shares of Common Stock for an aggregate purchase price of $15.4 million and at a price per share of $4.00 (the "PIPE Price Per Share" and such transaction, the "PIPE Investment").
Loan Agreement
On February 1, 2023 (the "Closing Date"), ADES, as borrower, certain of its subsidiaries, as guarantors, and CF Global ("CFG"), as administrative agent and lender (the "Lender"), entered into a term loan in the amount of $10.0 million, less original issue discount of $0.2 million, (the "Term Loan") upon execution of a Term Loan and Security Agreement (the "Loan Agreement"). The Term Loan has a term of 48 months and bears interest at a rate equal to either (a) Adjusted Term SOFR (subject to a 1.00% floor and a cap of 2.00%) plus a margin of 9.00% paid in cash and 5.00% paid in kind or (b) Base Rate plus a margin of 8.00% paid in cash and 5.00% paid in kind, which interest on the Term Loan in each case shall be payable (or capitalized, in the case of in kind interest) quarterly in arrears. The Term Loan is secured by substantially all of the assets of ADES and its subsidiaries (including those acquired in the Acquisition), subject to customary exceptions. The Company incurred issuance costs of $1.3 million associated with the Loan Agreement.
The Loan Agreement also provides for the issuance of a warrant (the "Warrant") to CFG to purchase 325,457 shares of Common Stock, which represents 1% of the post-transaction fully diluted share capital (as defined in the Loan Agreement), at an exercise price of $0.01 per share. The Warrant has a term of 10 years and contains a cash-less exercise provision.
Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information (the "unaudited pro forma financial statements") is based on the historical annual audited consolidated financial statements for the year ended December 31, 2021 of ADES and Arq Ltd. as well as the interim unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2022 of ADES and Arq Ltd. as adjusted to give effect to the Purchase Agreement, the PIPE Investment and the Term Loan (collectively, the "Transactions"). It should be noted that the Arq Ltd. historical financial statements have been prepared under International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board.
The unaudited pro forma condensed combined statements of operations (the "unaudited pro forma statements of operations") for the nine months ended September 30, 2022 and the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet (the "unaudited pro forma balance sheet") as of September 30, 2022 gives effect to the Transactions as if they had occurred on September 30, 2022. In addition, certain historical assets of Arq Ltd. were not acquired and have been excluded in deriving the unaudited pro forma balance sheet. Additionally, certain operating expenses and finance costs pertaining to Arq Ltd. have been excluded in deriving the unaudited pro forma statements of operations.
The unaudited pro forma financial statements are based on and should be read in conjunction with:
•the accompanying notes to the unaudited pro forma financial statements;
•the historical annual audited consolidated financial statements of ADES as of and for the year ended December 31, 2021 and 2020, which are included in ADES’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the unaudited condensed consolidated financial statements of ADES as of September 30, 2022 and for the nine months ended September 30, 2022 and 2021, which are included in ADES’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022.

•the historical annual audited consolidated financial statements of Arq Ltd. for the years ended December 31, 2021 and 2020, which are included in Exhibit 99.1 of this Form 8-K/A, and the interim unaudited condensed consolidated financial statements of Arq Ltd. as of September 30, 2022 and for the nine months ended September 30, 2022 and 2021, which are included in Exhibit 99.2 of this Form 8-K/A.
The unaudited pro forma financial statements are presented using the acquisition method of accounting, with ADES identified as the acquirer of Arq. Under the acquisition method of accounting, the purchase price is allocated to the underlying Arq tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.
The unaudited pro forma combined financial statements are presented for informational purposes only and have been prepared in accordance with Article 11 of Regulation S-X of the SEC, and do not necessarily reflect what the combined company’s financial position or results of operations would have been had the Transactions occurred as of the dates indicated herein, nor do they purport to project the future financial position and operating results of the combined companies. The pro forma financial statements also do not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Transactions, and, accordingly, do not attempt to predict or suggest future results.
The unaudited pro forma financial statements include "Transaction Accounting Adjustments" that are necessary to account for the Transactions as of the dates specified above. In addition, the unaudited pro forma financial statements include adjustments for the accounting differences between IFRS and generally accepted in the United States ("U.S. GAAP") as well as reclassifications of certain financial statement components in Arq Ltd’s historical financial statements to conform to ADES’ financial statement presentation.
The assumptions underlying all of the adjustments made in the unaudited pro forma financial statements are described in the accompanying notes. Adjustments are based on information available to us during the preparation of the unaudited pro forma financial statements and assumptions that we believe are reasonable and factually supportable. The adjustments, which are described in the accompanying notes, may be revised by us as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments upon the completion of the Transactions will differ from these adjustments, and it is possible the differences may be material.
The unaudited pro forma condensed combined financial statements have been adjusted for the following transactions:
•The Acquisition, in which ADES acquired 100% of the equity interests of Arq in exchange for an aggregate number of 3,814,864 newly issued shares of Common stock, 5,294,462 Preferred Shares and the Contingent Consideration, which aggregate to $31.2 million based on the estimated fair values of the Preferred Shares, the Common Stock and the Contingent Consideration as of the Acquisition Date.
•The issuance of ADES shares of Common Stock pursuant to the PIPE Investment in exchange for $15.4 million of cash at the PIPE Price Per Share of $4.00.
•The Loan Agreement in the principal amount of $10.0 million for net cash proceeds of approximately $8.5 million, net of original issue discount and debt issuance costs, with issuance of the Warrant to purchase 325,457 shares of Common Stock.

ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2022

(in thousands)	ADES Historical	Arq Ltd. Historical Reclassified (Note 2)	IFRS to US GAAP Adjustments (Note 3)	Ref	Arq Ltd. Historical Reclassified US GAAP	Transaction Accounting Adjustments (Note 4)	Ref	ADES Pro Forma Combined
ASSETS
Current assets:
Cash	$75,823	$5,860	$—		$5,860	$23,104	(f)	$104,787
Receivables, net	13,903	—	—		—	—		13,903
Inventories, net	15,261	340	—		340	—		15,601
Prepaid expenses and other current assets	7,653	1,463	—		1,463	—		9,116
Total current assets	112,640	7,663	—		7,663	23,104		143,407
Restricted cash, long-term	10,000	—	—		—	—		10,000
Property, plant and equipment, net	33,286	42,929	(11,244)	(b), (c), (d)	31,685	450	(g)	65,421
Other long-term assets, net	29,529	1,867	10,058	(b)	11,925	7,700	(g)	49,154
Total Assets	$185,455	$52,459	$(1,186)		$51,273	$31,254		$267,982
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$18,652	$5,831	$—		$5,831	$10,065	(h), (i)	$34,548
Current portion of long-term debt	1,182	94,780	(90,368)	(a), (b)	4,412	(4,412)	(j)	1,182
Other current liabilities	5,361	2,882	1,782	(b)	4,664	(2,882)	(g),(j)	7,143
Total current liabilities	25,195	103,493	(88,586)		14,907	2,771		42,873
Long-term debt, net of current portion	3,731	19,539	(10,959)	(b)	8,580	8,809	(g), (k)	21,120
Other long-term liabilities	13,906	3,298	7,429	(b), (c)	10,727	(315)	(g)	24,318
Total Liabilities	42,832	126,330	(92,116)		34,214	11,265		88,311
Commitments and contingencies
Temporary equity	—	—	126,628	(a)	126,628	(107,859)	(l)	18,769
Stockholders’ equity:
Preferred stock	—	—	—		—	—		—
Common stock	24	16,116	—		16,116	(16,108)	(m)	32
Treasury stock, at cost	(47,692)	—	—		—	—		(47,692)
Additional paid-in capital	103,175	377,454	(14,987)	(a), (e)	362,467	(333,993)	(n)	131,649
Retained earnings (deficit)	87,116	(467,441)	(20,711)	(a), (b), (c), (d), (e)	(488,152)	477,949	(o)	76,913
Total stockholders’ equity	142,623	(73,871)	(35,698)		(109,569)	127,848		160,902
Total Liabilities and Stockholders’ Equity	$185,455	$52,459	$(1,186)		$51,273	$31,254		$267,982

ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands)	ADES Historical	Arq Ltd. Historical Reclassified (Note 2)	IFRS to US GAAP Adjustments (Note 3)	Ref	Arq Ltd. Historical Reclassified US GAAP	Transaction Accounting Adjustments (Note 4)	Ref	ADES Pro Forma Combined

Revenues:
Consumables	$85,882	$—	$—		$—	$—		$85,882
License royalties, related party	14,368	—	—		—	—		14,368
Other	44	—	—		—	—		44
Total revenues	100,294	—	—		—	—		100,294
Operating expenses:
Consumables cost of revenues, exclusive of depreciation and amortization	65,576	—	—		—	—		65,576
Selling, general and administrative	24,635	25,189	2,253	(b), (e)	27,442	5,125	(p), (q), (r)	57,202
Depreciation, amortization, depletion and accretion	7,933	710	153	(c)	863	1,282	(s), (t)	10,078
Other operating expenses (income)	(2,702)	—	—		—	—		(2,702)
Impairment of long-lived assets	—	90,070	(61,307)	(a), (d)	28,763	—		28,763
Total operating expenses	95,442	115,969	(58,901)		57,068	6,407		158,917
Operating income (loss)	4,852	(115,969)	58,901		(57,068)	(6,407)		(58,623)
Other income (expense):
Earnings from equity method investments	68,726	—	—		—	—		68,726
Gain on extinguishment of debt	3,345	—	—		—	—		3,345
Interest expense	(1,490)	(699)	656	(b), (c)	(43)	(2,244)	(u)	(3,777)
Other	640	29	—		29	915	(v)	1,584
Total other income	71,221	(670)	656		(14)	(1,329)		69,878
Income (loss) before income tax expense (benefit)	76,073	(116,639)	59,557		(57,082)	(7,736)		11,255
Income tax expense (benefit)	15,672	(915)	—		(915)	(12,393)	(v)	2,364
Net income (loss)	$60,401	$(115,724)	$59,557		$(56,167)	$4,657		$8,891

ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands)	ADES Historical	Arq Ltd. Historical Reclassified (Note 2)	IFRS to US GAAP Adjustments (Note 3)	Ref	Arq Ltd. Historical Reclassified US GAAP	Transaction Accounting Adjustments (Note 4)	Ref	ADES Pro Forma Combined
Revenues:
Consumables	$79,578	$—	$—		$—	$—		$79,578
Total revenues	79,578	—	—		—	—		79,578
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	62,992	—	—		—	—		62,992
Selling, general and administrative	20,481	15,117	2,896	(b), (e)	18,013	(3,592)	(r)	34,902
Depreciation, amortization, depletion and accretion	4,765	3,678	155	(c)	3,833	(2,339)	(s), (t)	6,259
Other operating expense	34	—	—		—	—		34
Impairment of long-lived assets	—	45,224	(1,286)	(d)	43,938	—		43,938
Total operating expenses	88,272	64,019	1,765		65,784	(5,931)		148,125
Operating loss	(8,694)	(64,019)	(1,765)		(65,784)	5,931		(68,547)
Other income (expense):
Earnings from equity method investments	3,222	—	—		—	—		3,222
Interest expense	(259)	(14,295)	13,464	(a), (b), (c)	(831)	(1,328)	(r), (u)	(2,418)
Other	(19)	10,817	(5,771)	(a), (b)	5,046	352	(v)	5,379
Total other income	2,944	(3,478)	7,693		4,215	(976)		6,183
Loss (income) before income tax benefit	(5,750)	(67,497)	5,928		(61,569)	4,955		(62,364)
Income tax benefit	—	(352)	—		(352)	352	(v)	—
Net (loss) income	$(5,750)	$(67,145)	$5,928		$(61,217)	$4,603		$(62,364)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The accompanying unaudited pro forma financial statements are prepared from the historical consolidated financial statements of ADES and Arq Ltd. after giving effect to the Transactions and assumptions, reclassifications and adjustments as described in the accompanying notes. The unaudited pro forma combined balance sheet and the unaudited combined pro forma statements of operations give effect to the Transactions as if they had occurred on September 30, 2022 and January 1, 2021, respectively.
The historical annual audited consolidated financial statements and interim unaudited condensed consolidated financial statements of ADES are prepared in accordance with U.S. GAAP and the historical annual audited consolidated financial statements and interim unaudited condensed consolidated financial statements of Arq Ltd. are prepared in accordance with IFRS.
The unaudited pro forma financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated and also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Included in Revenues and Operating income for the year ended December 31, 2021 are License royalties, related party in the amount of $14.4 million which will not recur in ADES’ statement of operations beyond 12 months after the effective date of the Transactions. Also included in Operating income for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are Earnings from equity method investments of $3.2 million and $68.7 million, respectively, which will not recur in ADES’s statement of operations beyond 12 months after the effective date of the Transactions.
ADES has accounted for the Transactions under the acquisition method, which requires recognizing and measuring the identifiable assets acquired and the liabilities assumed at fair value. Accordingly, ADES has used its best estimates and assumptions to assign fair value to the tangible assets acquired, identifiable intangible asset(s) and liabilities assumed as of the Acquisition Date. The value of the Purchase Consideration is based on the estimated fair value of Preferred Shares, as determined by a third party valuation firm, the closing price per share of Common Stock and the Contingent Consideration. All values were determined as of the Acquisition Date.
The fair values assigned to Arq’s tangible and identifiable intangible assets acquired and liabilities assumed, as described in Note 4, are based on management’s estimates and assumptions. ADES has estimated the fair value of Arq’s assets acquired and liabilities assumed based on discussions with Arq’s management, preliminary valuation studies, due diligence and information presented in Arq Ltd.’s historical audited and unaudited financial statements. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and represent management's best estimates of fair value and may be revised as additional information is received. Thus, the provisional measurements of fair value are subject to change.
The Transaction Accounting adjustments have been made solely for the purpose of providing the unaudited pro forma financial information presented herein.
2. Arq Ltd. Historical Financial Statements
Arq Ltd.’s historical balances were derived from Arq Ltd.’s historical consolidated financial statements for the year ended December 31, 2021 and as of and for the nine months ended September 30, 2022, as described above, and are presented under IFRS. The unaudited pro forma financial statements reflect certain reclassifications of Arq Ltd.’s historical financial statement captions to conform to ADES’ presentation in its historical financial statements.

The reclassifications are summarized below (in thousands):

Arq Ltd. Financial Statement Line	Arq Ltd. as of September 30, 2022	Reclassifications	Arq Ltd. Historical Reclassified Amount	ADES Financial Statement Line

Assets				Assets
Property, plant and equipment	$42,929	$—	$42,929	Property, plant and equipment, net
Receivables and prepayments	1,867	—	1,867	Other long-term assets, net
Inventory	340	—	340	Current: Inventories, net
Receivables and prepayments	1,463	—	1,463	Current: Prepaid expenses and other current assets
Cash and cash equivalents	5,860	—	5,860	Current: Cash
	$52,459	$—	$52,459

Equity				Stockholders' equity
Called up share capital	$16,116	$—	$16,116	Common stock
Share premium	278,250	(278,250)	—
Other capital reserve	99,204	278,250	377,454	Additional paid-in capital
Retained deficit	(467,441)	—	(467,441)	Retained earnings (deficit)
	(73,871)	—	(73,871)

Liabilities				Liabilities
Trade and other payables	5,831	—	5,831	Current: Accounts payable and accrued expenses
Derivative liabilities	2,882	—	2,882	Current: Other current liabilities
Current portion of long-term borrowing	94,780	—	94,780	Current: Current portion of long-term borrowings
Long-term borrowing, net of current portion	19,539	—	19,539	Long-term borrowings, net of current portion
Provisions	3,298	—	3,298	Other long-term liabilities
	$52,459	$—	$52,459

Arq Ltd. Financial Statement Line	Arq Ltd. for the year ended December 31, 2021	Reclassifications		Arq Ltd. Historical Reclassified Amount	ADES Financial Statement Line
Plant operating expenses	$96,172	$(96,172)	(1)	$—
	—	90,070		90,070	Impairment of long-lived assets
	—	710		710	Depreciation, amortization, depletion and accretion
Research and development expense	4,003	(4,003)	(2)	—
Administration expenses	15,794	9,395		25,189	Selling, general and administrative
Operating loss	(115,969)	—		(115,969)
Finance expense	(699)	—		(699)	Interest expense
Finance and other income	51	(51)		—
Other expense	(22)	51		29	Other
Loss before tax	(116,639)	—		(116,639)
Income tax income	915	—		915	Income tax expense (benefit)
Net loss for the financial year	(115,724)	—		(115,724)	Net income (loss)
Other comprehensive income	—	—		—
Total comprehensive loss for the financial year	(115,724)	—		(115,724)
Attributable to Equity shareholders of the company	$(115,724)	$—		$(115,724)
(1) Represents amounts which were reclassified to conform with ADES’ presentation as follows: approximately $90.1 million to Impairment of long-lived assets, $5.4 million to Selling, general and administrative and $0.7 million to Depreciation, amortization, depletion and accretion.
(2) $4.0 million was reclassified to Selling, general and administrative to conform with ADES’ presentation.

Arq Ltd. Financial Statement Line	Arq Ltd. for the nine months ended September 30, 2022	Reclassifications		Arq Ltd. Historical Reclassified Amount	ADES Financial Statement Line
Plant operating expenses	$51,301	$(51,301)	(1)	$—
	—	45,224		45,224	Impairment of long-lived assets
	—	3,678		3,678	Depreciation, amortization, depreciation, and accretion
Research and development expenses	1,401	(1,401)	(2)	—
Administration expenses	11,317	(11,317)	(3)	—
	—	15,117		15,117	Selling, general and administrative
Operating loss	(64,019)	—		(64,019)
Finance expense	(14,295)	—		(14,295)	Interest expense
Gain on changes to liabilities and debt	10,568	(10,568)		—
Other income	269	10,548		10,817	Other
Other expenses	(20)	20		—
Loss before tax	(67,497)	—		(67,497)
Income tax income	352	—		352	Income tax expense (benefit)
Net loss and total comprehensive loss attributable to the shareholders of the company	(67,145)	—		(67,145)	Net loss
Attributable to Equity shareholders of the company	$(67,145)	$—		$(67,145)
(1) Represents amounts which were reclassified to conform with ADES’ presentation as follows: approximately $45.2 million to Impairment of long-lived assets, $2.6 million to Selling, general and administrative and $3.5 million to Depreciation, amortization, depreciation, and accretion.
(2) $1.4 million was reclassified to Selling, general and administrative to conform with ADES’ presentation.
(3) Represents amounts which were reclassified to conform with ADES’ presentation as follows: approximately $11.1 million to Selling, general and administrative and $0.2 million to Depreciation, amortization, depreciation, and accretion.
3. IFRS to U.S. GAAP adjustments
IFRS differs in certain material respects from U.S. GAAP. The following material adjustments have been made to reflect Arq Ltd.’s historical financial statements on a U.S. GAAP basis for purposes of presenting unaudited pro forma financial information. In addition, the adjustments have been made to align Arq Ltd.’s historical significant accounting policies under IFRS to ADES' significant accounting policies under U.S. GAAP.
(a) Preferred Units
Under IFRS, Arq Ltd. classified and accounted for certain preferred shares (the "Preferred Units") as liabilities and classified and recorded dividends earned on the Preferred Units as finance costs. In addition, and through December 31, 2021, Arq Ltd. capitalized substantially all of is finance costs to Property, plant and equipment, which included all of the cumulative dividends earned on the Preferred Units of $61.8 million.
Under U.S. GAAP, the Preferred Units are not classified as liabilities, as they are not mandatorily redeemable as defined in U.S. GAAP. Further, under U.S. GAAP, dividends earned on the Preferred Units represent a "preferred return" and are recorded within equity. In addition, SEC accounting guidance "requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity (often referred to as classification in "temporary equity"). Accordingly, under U.S. GAAP and SEC accounting guidance, the Preferred Units, including cumulative dividends, are classified as temporary equity. Since the cumulative dividends earned on the Preferred Units do not represent finance costs under U.S. GAAP, they are not capitalized nor are they expensed in the statement of operations under U.S. GAAP.

For the year ended December 31, 2021, the impairment of long-lived assets recognized by Arq Ltd. under IFRS is reduced by the cumulative dividends earned on the Preferred Units of $61.8 million.
For the nine months ended September 30, 2022, Arq Ltd. reported finance costs of $12.9 million which are eliminated and recorded to temporary equity under U.S. GAAP. In addition, for the nine months ended September 30, 2022, Arq Ltd. recognized a gain of $5.8 million and corresponding reduction to the carrying amount of the Preferred Units related to a modification of conversion terms related to the Preferred Units (the "Preferred Gain"). Under U.S. GAAP, the impact of this modification is not recorded to the statement of operations but recorded within equity.
The following table reflects the U.S. GAAP adjustments for the reversal of Preferred Gain recognized in the Statement of Operations under IFRS related to the Preferred Units and the reclassification of the Preferred Units from Current portion of long-term debt to Temporary equity:

(in thousands)	As of September 30, 2022
Condensed Balance Sheet
Decrease to Current portion of long-term debt	$(90,053)
Increase to Temporary equity	$126,628
Decrease to Additional paid in capital	$(13,740)
Decrease to Retained earnings	$(22,835)
The following table reflects the decrease of Impairment of long-term assets for the year ended December 31, 2021 and the decrease in interest expense and the reversal of the Preferred Gain for the nine months ended September 30, 2022 due to the recording of cumulative dividends on the Preferred Units within equity under U.S. GAAP:

(in thousands)	For the year ended December 31, 2021	For the nine months ended September 30, 2022
Condensed Statement of Operations
Decrease to Impairment of long-lived assets	$(61,819)	$—
Decrease to Interest expense	$—	$(12,948)
Decrease to Other income	$—	$(5,775)
(b) Leases
Under IFRS, all leases are classified as and accounted for as finance leases. Under U.S. GAAP, leases are classified as either finance or operating leases based on satisfying certain criteria, and under U.S. GAAP, certain Arq Ltd. leases meet the definition of operating leases. Arq Ltd. reports right of use ("ROU") assets for all of its leases in Property, plant and equipment. Under U.S. GAAP, ROU assets under operating leases are reported as Other long-term assets. The net carrying amount of ROU assets under operating leases under U.S. GAAP is different from their net carrying amounts as Property, plant and equipment under IFRS, primarily due to differences between depreciation of Property, plant and equipment recognized under IFRS and amortization recognized on ROU assets under operating leases under U.S. GAAP. As of September 30, 2022, the aggregate amount of these differences resulted in a decrease of $0.2 million to Retained earnings.
In addition, under U.S. GAAP, interest on an operating lease liability and amortization of an operating lease ROU asset are reported a single expense in operating expenses, in contrast to lease cost for finance leases, which are reported separately as interest expense and amortization of ROU assets. In converting the leases that meet the definition of operating leases, amounts for both interest expense and amortization of ROU assets reported under IFRS are reversed, and the aggregate amount of operating lease expense is reported under U.S. GAAP.

The following table reflects the adjustments to present certain of Arq Ltd.'s ROU assets and lease liabilities as operating lease ROU assets and operating lease liabilities under U.S. GAAP:

(in thousands)	As of September 30, 2022
Condensed Balance Sheet
Decrease to Property, plant and equipment (1)	$(10,287)
Increase to Other long-term assets (1)	$10,058
Decrease to Current portion of long-term debt (2)	$(315)
Increase to Other current liabilities (2)	$1,782
Decrease to Long-term debt, net of current portion (2)	$(10,959)
Increase to Other long-term liabilities (2)	$9,492
Decrease to Retained earnings	$(229)
(1) Represents reclassification of ROU assets for finance leases under IFRS to ROU assets for operating leases under U.S. GAAP.
(2) Represents reclassification of lease liabilities for finance leases under IFRS to lease liabilities for operating leases under U.S. GAAP.
In converting the leases that meet the definition of operating leases, amounts for both interest expense and amortization of ROU assets reported under IFRS are reversed, and the aggregate amount is reported as operating lease expense under U.S. GAAP.
The following table reflects the adjustments to report lease costs of certain of Arq Ltd.'s leases as operating leases under U.S. GAAP:

(in thousands)	For the year ended December 31, 2021	For the nine months ended September 30, 2022
Condensed Statement of Operations
Increase to Selling, general and administrative	$670	$291
Decrease to Interest expense	$(502)	$(452)
Increase to Other income	$—	$4
(c) Asset retirement obligations
Under IFRS, the calculation of an asset retirement obligation ("ARO") is based on a risk-free rate, and under U.S. GAAP, it is determined using a credit adjusted rate. Arq Ltd. calculated its ARO using a discount rate that was significantly lower than a credit adjusted rate required under U.S. GAAP. The higher discount rate under U.S. GAAP resulted in significantly lower ARO and ARO asset amounts at inception reported under U.S. GAAP compared to IFRS. In addition, under IFRS, the accretion of an ARO is reported as interest expense and under U.S. GAAP is reported as accretion expense. The reduction of ARO and ARO asset amounts also impacted the reported amounts of accretion expense and depreciation, respectively, for the periods presented below.
The following tables reflect the adjustments to Arq Ltd.'s AROs, ARO assets and related expenses under U.S. GAAP:

(in thousands)	As of September 30, 2022
Condensed Balance Sheet
Decrease to Property, plant and equipment	$(1,771)
Decrease in Other long-term liabilities	$(2,063)
Increase to Retained Earnings	$292

(in thousands)	For the year ended December 31, 2021	For the nine months ended September 30, 2022
Condensed Statement of Operations
Increase to Depreciation, amortization, depletion and accretion	$153	$155
Decrease to Interest expense	$(154)	$(64)
(d) Impairment
The following tables reflect the adjustments to recognize changes in impairment under U.S. GAAP related to the IFRS to U.S. GAAP differences in reported asset and liability amounts for ROU assets under operating leases and AROs and ARO assets, as discussed in Notes 3(b) Leases and 3(c) Asset retirement obligations above:

(in thousands)	As of September 30, 2022
Condensed Balance Sheet
Increase to Property, plant and equipment	$814
Increase to Retained earnings	$814

(in thousands)	For the year ended December 31, 2021	For the nine months ended September 30, 2022
Condensed Statement of Operations
Increase (decrease) to impairment of long-lived assets	$512	$(1,286)
(e) Stock-based compensation
Under IFRS, stock-based compensation for graded vesting stock awards containing only service conditions is recognized and measured only as, in substance, multiple awards. Under U.S. GAAP, an accounting election is made to treat graded vesting awards as either a single award (straight-line cost recognition), or, in substance, multiple awards for both recognition and measurement. ADES' policy is to account for all service-based stock awards as a single award and to recognize stock-based compensation expense on a straight-line method over the vesting period. Arq Ltd.'s historical stock awards are graded vesting awards that vest based on service conditions. ADES is adjusting Arq Ltd's historical stock-based compensation expense, which is based on an accelerated graded vesting method, to ADES’ straight-line method. The calculation of the fair value of Arq Ltd.'s historical stock awards is the same under both IFRS and U.S. GAAP.
The following tables reflect the adjustment of stock-based compensation expense from Arq Ltd.'s accelerated graded vesting method to ADES' straight-line method:

(in thousands)	As of September 30, 2022
Condensed Balance Sheet
Decrease to Additional paid in capital	$(1,247)
Increase to Retained earnings	$1,247

(in thousands)	For the year ended December 31, 2021	For the nine months ended September 30, 2022
Condensed Statement of Operations
Increase to Selling, general and administrative	$1,583	$2,605
4. Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Financial Statements
The following transaction accounting adjustments have been made to reflect the Transactions. Further review may identify additional adjustments that could have a material impact on the unaudited pro forma financial statements of the combined company. At this time, ADES is not aware of any additional transaction accounting adjustments that would have a material impact on the unaudited pro forma financial statements that are not reflected or disclosed in the pro forma adjustments.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 assume that the Transactions had occurred on September 30, 2022 and are as follows:
(f) The following table reflects the adjustments made to Cash:

(in thousands)
Cash retained by Arq Ltd.	$(500)
Net cash proceeds from PIPE Investment	15,082
Net cash proceeds from Term Loan	8,522
Transaction accounting adjustment to Cash	$23,104
(g) ADES has performed a preliminary valuation analysis of the fair value of Arq's assets and liabilities based on the purchase consideration of $31.2 million. The table below summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed for purposes of the unaudited pro forma financial information as if the Transactions occurred on September 30, 2022:

(in thousands)	Preliminary Purchase Price Allocation
Cash	$5,360
Inventories, net	340
Prepaid expenses and other current assets	1,463
Property, plant and equipment, net	32,135
Other long-term assets, net	19,625
Total Assets	$58,923

Accounts payable and accrued expenses	$5,831
Other current liabilities	1,782
Long-term debt, net of current portion	9,693
Other long-term liabilities	10,412
Total Liabilities	$27,718

Total Preliminary Purchase Price	$31,205
The preliminary purchase price allocation has been used to prepare transaction accounting adjustments in the pro forma balance sheet and statements of operations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used in the pro forma financial statements. The final purchase price allocation may include (1) changes in fair values or asset lives of property, plant and equipment, (2) changes in allocations or asset lives to intangible assets and (3) other changes to assets and liabilities.
As part of its preliminary valuation of Arq, the Company identified an intangible asset, developed technology, which is included in Other long-term assets, net in the unaudited pro forma condensed combined balance sheet. The estimated fair value of the identifiable intangible asset was determined using significant estimates and assumptions. As such, actual amounts may differ from these estimates. The estimated fair value and useful live of the intangible asset identified are as follows:

(in thousands)	Estimated Fair Value	Estimated Useful Life in Years
Developed technology	$7,700	20
(h) Reflects transaction costs associated with the Transactions of $8.3 million that have been incurred through the Acquisition Date but not recognized in the historical financial statements.

(i) Represents compensation ("Arq Separation Pay") payable of $1.9 million to certain Arq Ltd. and Arq employees triggered by change in control provisions in employment agreements as well as in employee severance agreements that are not recognized in the historical financial statements, assuming such amounts will be paid in cash.
(j) Reflects the conversion of $7.3 million of convertible notes issued by Arq Ltd. in August 2022 (the "Convertible Notes"), of which $4.4 million was recorded in the Current portion of long-term debt. The Convertible Notes were bifurcated at inception and an embedded derivative was recognized in the amount of $2.9 million and recorded in Other current liabilities. The Convertible Notes converted into Arq Ltd. ordinary shares immediately prior to the Acquisition.
(k) Reflects the following transactions:
(1)Issuance of the Term Loan of $10.0 million, less original issue discount and debt issuance costs of $0.2 million and $1.3 million, respectively, and debt discount associated with the allocation of cash proceeds to the Warrant of $0.9 million. ADES estimated the standalone fair values of the Term Loan and the Warrant and allocated the proceeds to each instrument based on its relative fair value. The amount allocated to the Warrant is recorded as a debt discount and is amortized to interest expense over the term of the Term Loan. The standalone fair value of the Term Loan is based on a comparison of borrowings, credit ratings, etc. As the Warrant is exercisable for $0.01 per share, the fair value is deemed to be equal to the fair value of the underlying shares, and accordingly, the fair value of the Warrant is determined as the number of shares issuable from the exercise of the Warrant (based on 1.0% of post-transaction fully diluted share capital) multiplied by the closing price of ADES' common stock on the Acquisition Date;
(2)Adjustment to fair value of an assumed term loan of Arq (the "Arq Term Loan").
The table below summarizes the recording of the Term Loan and a fair value adjustment to the Arq Term Loan:

(in thousands)
Long-term portion of Term Loan	$10,000
Original issue discount	(200)
Debt issuance costs (1)	(2,228)
7,572
Fair value adjustment to the Arq Term Loan	1,113
Transaction accounting adjustment to long-term debt, net of current portion	$8,685
(1) Includes debt issuance costs of $1.3 million and the debt discount of $0.9 million associated with the allocation of a portion of the Term Loan proceeds to the Warrant.
(l) The following table reflects the adjustments to Temporary equity:

(in thousands)
Conversion of Arq Ltd temporary equity into Arq Ordinary Shares (1)	$(126,628)
Issuance of Preferred Shares pursuant to the Acquisition (2)	18,319
Contingency for Escrow Shares (3)	450
Transaction accounting adjustments to Temporary equity	$(107,859)
(1)Prior to the Acquisition, Arq Ltd., a party who is the holder of the Preferred Units (the "Holder") and one of the subsidiaries of Arq ("Arq LLC") executed an agreement, whereby the Holder transferred all of its ownership in the Preferred Units to the Arq LLC and, in exchange, Arq Ltd. issued an agreed upon number of its Ordinary Shares to the Holder. As such, all Preferred Units were effectively canceled and converted into Arq Ltd. Ordinary Shares.
(2)Reflects the issuance of 5,294,462 Preferred Shares pursuant to the Acquisition. The Preferred Shares carry a redemption feature and under SEC accounting rules, are classified as "mezzanine" or "Temporary equity" for financial statement purposes.
(3)Under the terms of the Purchase Agreement, 833,914 Preferred Shares issued to Arq Ltd. are being held in escrow (the "Escrow Shares") pending a determination by the Internal Revenue Service (the "IRS") that no tax withholding is required on the Purchase Consideration issued to Arq Ltd. (the "Arq Ltd. Tax Liability"). In the event that the IRS determines that no withholding is required by Arq Ltd. in connection with the Arq Acquisition, all of the Escrow Shares will be released and delivered to Arq Ltd. In the event that the IRS determines that any amount of withholding is required by Arq Ltd., ADES has agreed to remit a payment for such amount to the IRS on Arq Ltd.’s behalf, and a number of Escrow Shares equal to the required withholding amount divided by $4.00 will be returned to ADES, not to exceed a maximum of 833,914 Escrow Shares.
We estimated the fair value of the assumed Arq Ltd. Tax Liability at $3.3 million and the fair value of the Escrow Shares at $2.9 million, and the difference representing the value of the Contingent Consideration was recorded to Temporary equity in the Condensed Combined Balance Sheet.
(m) The following table reflects the transaction accounting adjustments made to Common stock:

(in thousands)
Elimination of Arq Ltd. Called up shared capital	$(16,116)
Issuance of shares of Common stock pursuant to Acquisition (1)	4
Issuance of shares of common stock pursuant to PIPE Investment (2)	4
Transaction accounting adjustment to Common stock	$(16,108)
(1) Represents the issuance of 3,814,864 shares of Common stock to Arq Ltd.
(2) Represents the issuance of 3,842,315 shares of Common stock pursuant to the PIPE Investment at the PIPE Price Per Share.
(n) The following table reflects the adjustments made to Additional paid in capital:

(in thousands)
Elimination of Arq Ltd. Share premium	$(496,389)
Elimination of Arq Ltd. Temporary equity	126,628
Elimination of Arq Ltd. liabilities	7,294
Issuance of shares of Common stock pursuant to Acquisition (1)	12,432
Issuance of shares of common stock pursuant to PIPE Investment (2)	15,216
Warrant (3)	826
Transaction accounting adjustment to Additional paid in capital	$(333,993)
(1) Represents the issuance of 3,814,864 shares of common stock to Arq Ltd.
(2) Represents the issuance of 3,842,315 shares of common stock pursuant to the PIPE Investment at the PIPE Price Per Share.
(3) Represents the allocation of a portion of the Term Loan proceeds to the Warrant as described in Note 4(l) above based on 325,457 shares of common stock issuable under the Warrant. The number of shares of Common stock which may be purchased under the Warrant was calculated as 1% of the post-transaction fully diluted share capital.
(o) Reflects the adjustments related to Retained earnings (deficit):

(in thousands)
Elimination of Arq Ltd. Called up shared capital and Arq Ltd. Share premium	$488,152
Severance compensation payable to Arq employees	(971)
Arq Separation Pay	(894)
Transaction costs	(8,338)
Transaction accounting adjustment to Retained earnings (deficit)	$477,949

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The following transaction accounting adjustments have been made to reflect the Transactions in the unaudited pro forma combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 assuming the Transactions had occurred as of January 1, 2021:
(p) Includes transaction costs associated with the Acquisition of $8.3 million that have been incurred but not recognized in the historical financial statements presented. Transaction costs of $5.4 million are included in the historical statements of operations for ADES and Arq Ltd. for the nine months ended September 30, 2022. Transaction costs are not expected to recur in ADES’ statement of operations beyond 12 months after the effective date of the Acquisition.
(q) Represents Arq Separation Pay of $1.9 million as discussed in Note 4(i) above. This expense will not impact ADES’ statement of operations beyond 12 months after the effective date of the Acquisition.
(r) Represents elimination of certain expenses solely attributable to Arq Ltd. (in thousands):

	Year ended December 31, 2021	Nine months ended September 30, 2022
Decrease in Stock-based compensation	$(5,077)	$(3,592)
Elimination of Interest expense on Convertible Notes	$—	$(402)
(s) Represents an adjustment to historical depreciation recorded due to a decrease of $0.5 million to the basis in the acquired property, plant and equipment of Arq to estimated fair value of $32.1 million. The estimated average useful life was 20 years. The following table summarizes the changes in the estimated depreciation (in thousands):

	Year ended December 31, 2021	Nine months ended September 30, 2022
Estimated depreciation	$1,607	$1,205
Historical depreciation (1)	(710)	(3,833)
Transaction accounting adjustment to depreciation	$897	$(2,628)
(1) Property, plant and equipment included a production facility at Corbin, Kentucky, which was put into service at the end of the fourth quarter of 2021.
(t) Represents the amortization of Arq’s intangible assets with definite lives acquired by the Company based on their estimated fair values (see Note 4(g) above). The following table summarizes the changes in the estimated amortization (in thousands):

	Year ended December 31, 2021	Nine months ended September 30, 2022
Estimated amortization	$385	$289
Historical amortization	—	—
Transaction accounting adjustment to amortization	$385	$289
(u) Represents the net increase to interest expense resulting from the stated interest on the Term Loan and the amortization of related debt discount and debt issuance costs, as well as amortization of debt discount from remeasurement of the Arq Term Loan as follows (in thousands):

	Year ended December 31, 2021	Nine months ended September 30, 2022
Interest expense on Term Loan (1)	$1,646	$1,287
Amortization of Term Loan discount and debt issuance costs (2)	576	432
Amortization of debt discount from remeasurement of Arq Term Loan	22	11
Transaction accounting adjustment to interest expense	$2,244	$1,730
(1)The Term Loan bears interest at a per annum rate equal to: (i) Term SOFR plus a margin of 9.0% paid in cash quarterly and (ii) 5.0% paid-in-kind ("PIK"), with PIK interest added to the principal balance of the Term Loan on a quarterly basis. Term SOFR is capped at a rate of 2.0% per annum and floored at a rate of 1.0% per annum. The stated interest rate assumed for purposes of preparing this unaudited pro forma consolidated financial information is 16.0% per annum (Term SOFR of 2.0% plus margin of 9.0% plus PIK interest of 5.0%). A 100 basis point decrease in the Term SOFR would result in a decrease in interest expense of approximately $0.1 million for the year ended December 31, 2021 and approximately $0.1 million for the nine months ended September 30, 2022.
(2)See discussion in Note 4(k) above.
(v) For the year ended December 31, 2021, transaction accounting adjustments have been tax-effected based on the federal statutory tax rate. ADES pro forma combined income tax expense for the year ended December 31, 2021 has been offset by losses incurred by Arq for this year. In addition, refundable research and development tax credits earned by Arq for this year are presented as a component of other income rather than as a component of income tax expense.
For the nine months ended September 30, 2022, ADES pro forma combined income tax expense is zero due to pretax losses incurred by both ADES and Arq offset by a valuation allowance. As of September 30, 2022, both ADES and Arq do not forecast the ability to utilize the losses, and accordingly, the transaction accounting adjustments for this period have been tax-effected at a zero percent tax rate. In addition, refundable research and development tax credits earned by Arq for this period are presented as a component of other income rather than as a component of income tax expense.
Pro forma earnings (loss) per share
Pro forma net income (loss) per share amounts for the Unaudited Pro Forma Combined Statements of Operations have been recalculated after giving effect to the Transactions, on a basic and diluted outstanding share basis, assuming that the Preferred Shares and shares of Common Stock issued in connection with the Transactions were outstanding at the beginning of the periods presented. The effect of anti-dilutive potential ordinary shares is ignored in calculating pro forma diluted net income (loss) per share.

	For the year ended December 31, 2021
(in thousands, except for per share data)	Historical ADES	ADES Pro Forma Combined
Net income (loss)	$60,401	$8,891
Preferred Shares dividends (1)	—	(1,510)
Undistributed net income allocated to participating securities - basic	—	(1,239)
Net income (loss) attributable to common shareholders - basic	$60,401	$6,142
Weighted average number of common shares outstanding - basic (2)	18,258	26,241
Net income (loss) per share - basic	$3.31	$0.23

Net income (loss)	$60,401	$8,891
Preferred Shares dividends (1)	—	(1,510)
Undistributed net income allocated to participating securities - diluted	—	(1,231)
Net income (loss) attributable to common shareholders - diluted	$60,401	$6,150
Weighted average number of common shares outstanding - diluted	18,461	26,444
Net income (loss) per share - diluted	$3.27	$0.23

	For the nine months ended September 30, 2022
(in thousands, except for per share data)	Historical ADES	ADES Pro Forma Combined
Net loss	$(5,750)	$(62,364)
Preferred Shares dividends (1)	—	(1,214)
Loss attributable to common shareholders	$(5,750)	$(63,578)
Weighted average number of common shares outstanding - basic (2)	18,435	26,418
Net loss per share - basic	$(0.31)	$(2.41)

Loss attributable to common shareholders	$(5,750)	$(63,578)
Weighted average number of common shares outstanding - diluted	18,435	26,418
Net loss per share - diluted	$(0.31)	$(2.41)
(1)Preferred Shares dividends are calculated based on an 8% annual rate, compounded quarterly, of the Original Issue Amount and assume payment in kind (payable in Preferred shares).
(2)The weighted-average shares for the year ended December 31, 2021 and nine months ended September 30, 2022 includes 325,457 shares issuable upon the exercise of the Warrant at $0.01 per share.